Exhibit 5


                              SULLIVAN & WORCESTER LLP
                               ONE POST OFFICE SQUARE
                             BOSTON, MASSACHUSETTS 02109
                                   (617) 338-2800
                                FAX NO. 617-338-2880
     IN WASHINGTON, D.C.                                   IN NEW YORK CITY
1025 CONNECTICUT AVENUE, N.W.                              767 THIRD AVENUE
   WASHINGTON, D.C. 20036                              NEW YORK, NEW YORK 10017
       (202) 775-8190                                       (212) 486-8200
    FAX NO. 202-293-2275                                 FAX NO. 212-758-2151



                                                              November 16, 2000


American Tower Corporation
116 Huntington Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by American Tower Corporation, a Delaware corporation ("American Tower"), of 1,000,000 shares (the "Shares") of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), which shares are to be offered by the selling stockholders (the "Selling Stockholders") described in American Tower's registration statement on Form S-3 (the "Registration Statement"), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to the Registration Statement.

         We have acted as counsel to American Tower in connection with the preparation of the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, corporate records, certificates and statements of officers and accountants of American Tower, and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

         The authorized capital stock of American Tower consists of 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), the relative designations, preferences, rights and restrictions of which are to be designated from time to time by the Board of Directors of American Tower, 500,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of Class C Common Stock, par value $.01 per share (collectively, the "Common Stock").

         Based upon and subject to the  foregoing,  we are of the opinion  that:
(a) the Shares have been duly and validly authorized by American Tower; and (b) with respect to the Shares to be offered by the Selling Stockholders, all necessary actions on the part of American Tower in connection with the issuance of said Shares have been taken and said Shares are validly issued, fully paid and non-assessable.

American Tower Corporation
November 16, 2000
Page 2


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Validity of the Offered Securities." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the Rules and Regulations of the Commission promulgated thereunder.

                                              Very truly yours,

                                              /s/ Sullivan and Worcester LLP

                                              SULLIVAN & WORCESTER LLP